UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. 1)

Filed by the Registrant     ☒

Filed by a Party other than the Registrant     ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under Rule 14a-12

KB HOME

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

March 18, 2005
To the Stockholders of KB Home:
      One of the items to be voted upon at KB Home’s Annual Meeting of Stockholders on April 7, 2005 is a proposal to increase the number of shares of Common Stock we are authorized to issue from 100,000,000 shares to 300,000,000 shares.
      After the proxy materials relating to the Annual Meeting were distributed, KB Home committed that if this proposal is approved by the stockholders at the upcoming annual meeting, KB Home would subsequently seek to present, in connection with its next annual meeting of stockholders in 2006, a proposal to reduce the number of shares it is authorized to issue from 300,000,000 to 290,000,000. In addition, we have committed not to issue shares of Common Stock that would cause the total number of outstanding shares of our Common Stock to exceed 290,000,000 shares before the date of the 2006 annual meeting without first obtaining the approval of our stockholders.
      These commitments do not change the proposal on which stockholders will be asked to vote at our Annual Meeting on April 7, 2005. However, these commitments will affect the actions we can take if that proposal is approved. We are sending this letter so our stockholders will be aware of that.
Sincerely,
KB HOME